EXHIBIT 10.1

PURCHASE AND SALE, PETROLEUM AND NATURAL GAS CONVEYANCE AGREEMENT

THIS AGREEMENT made this 3rd day of November, 2014.

BETWEEN:

Tanager Energy Inc., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the “Vendor”)

and

Viking Investments Group, Inc., a body corporate having an office in the City of New York, in the State of New York, on behalf of a corporation to be incorporated (hereinafter called the “Purchaser”)

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

1.1	INTERPRETATION

1.2	In this Agreement, including the recitals and the Schedules attached hereto, the following terms shall have the following meanings:

(i)	“Abandonment and Reclamation Obligations” means all past, present and future obligations to:

(a)	abandon all Wells now or hereafter located on the Lands;

(b)

close, decommission, dismantle and remove all structures, foundations, buildings, pipelines, equipment and other facilities, including all Tangibles, located on the Lands or lands pooled or unitized therewith or used in connection with or held for use in connection with the Petroleum and Natural Gas Rights; and

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restore, remediate and reclaim the surface and subsurface of the lands used in connection with the wells, structures, foundations, buildings, pipelines, equipment and other facilities described in paragraphs (a) and (b) or which are or were used to gain access thereto, including roads.

(ii)

“Additional Indemnitees” means, with respect to any Person to which an indemnity is granted pursuant to this Agreement, its Affiliates and the respective directors, officers, servants, agents, advisors and employees of that Person and its Affiliates.

(iii)	“AFEs” means authorities for expenditure, cash calls and operations notices issued under Title Documents authorizing expenditures and similar items and approved mail ballots, if any.

(iv)

“Affiliates” means any Person which controls or is controlled by a Party to this Agreement, or which controls or is controlled by a Person which controls such Party; for the purpose of this definition “control” and, “controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contract, partnership agreement, trust arrangement or other means, either directly or indirectly, that results in control in fact, provided that direct or indirect ownership of shares of a corporation carrying not less than fifty (50%) percent of the voting rights shall constitute control of such corporation.

(v)	“Agreement” means this document, together with all Schedules attached hereto.

(vi)	“Assets” means an undivided 50% interest of the Vendor’s interest in all the Petroleum and Natural Gas Rights, Tangibles, Proprietary Seismic Data, and the Miscellaneous Interests.

(vii)	“Claims” means any claim, demand, action, lawsuit, proceeding, arbitration, administrative proceeding or governmental proceeding or investigation.

(viii)

“Closing” means the exchange of Conveyance Documents on the Closing Date, the delivery by the Purchaser to the Vendor of the Purchase Price and the transfer of the Assets by the Vendor to the Purchaser.

(ix)	“Closing Date” means November 3, 2014 at 10 a.m. Calgary time, or such other date and time mutually agreed to by the Parties in writing.

(x)	“Conveyance Documents” means this Agreement and all specific assignments, novation agreements, trust agreements and other instruments required to convey the Assets to the Purchaser.

(xi)	“Effective Date” means November 3, 2014.

(xii)

“Environmental Liabilities” means any and all environmental damage, contamination, or other environmental problems pertaining to or caused by the Assets or the Lands or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to Closing, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include those arising from or related to: (i) surface, underground, air, ground water, surface water or marine environment contamination; (ii) Abandonment and Reclamation Obligations; (iii) the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Assets; (iv) the breach of applicable Regulations in effect at any time; (v) the removal of or failure to remove foundations, structures or equipment; (vi) the release, spill, escape or emissions of toxic, hazardous or oilfield waste substances; and (vii) Losses suffered by Third Parties as a result of any of the occurrences in Subsections (i) through (vi) of this definition.

(xiii)

“GST” means the goods and services tax administered pursuant to the Excise Tax Act (Canada), 1985, R.S.C., c.E-15, as amended and the regulations thereunder or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services.

(xiv)

“Governmental Authority” means any government, regulatory or administrative authority, government department, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province or state or subdivision thereof or any municipality, district or subdivision thereof.

(xv)	“Lands” means the lands set forth and described in Schedule “A” and rights pertaining to the Petroleum Substances underlying those lands insofar as they are granted by the Title Documents.

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(xvi)

“Leases” means all leases, licences, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove Petroleum Substances within, upon or under the Lands, or lands with which the Lands are pooled or unitized including the Leases set forth and described in Schedule “A”, by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands, or lands with which the Lands are pooled or unitized, and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor but only insofar as the same relate to the Lands.

(xvii)

“Losses” means all actions, causes of action, losses, costs, claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual or tortious, and whether accrued, actual, contingent, latent or otherwise, which are suffered, sustained, or incurred by a Person, directly or indirectly, and includes reasonable legal fees and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for indirect or consequential damages including, without limitation, business loss, loss of profit, economic loss, punitive damages, or income tax liabilities.

(xviii)	“Market Price” has the meaning set out in the policies of the TSX Venture Exchange;

(xix)

“Miscellaneous Interests” means the Vendor’s interest in and to all property, assets and rights other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without restricting the generality of the foregoing, the Vendor’s interest in all contracts, agreements and documents relating directly to the Petroleum and Natural Gas Rights. The Miscellaneous Interests, however, shall not include the Vendor’s economic evaluations, geophysical data or any other contracts, documents or data to the extent that they pertain to the Vendor’s proprietary technology or interpretations.

(xx)

“Notice of Claim” means a notice by Vendor or Purchaser, as applicable, on behalf of itself or one or more Additional Indemnitees (if applicable) of a claim for Losses pursuant to Article 5, together with detailed particulars as to the nature and amount of the claim and the basis which it is sought.

(xxi)	“Party” means a person, partnership, corporation or legal entity which is bound by this Agreement.

(xxii)	“Permitted Encumbrances” means, with respect to the Assets:

(a)

easements, rights of way, servitudes and other similar rights in land (including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables) which do not materially impair the use of the Assets affected thereby;

(b)

the rights reserved to or vested in any Governmental Authority by the terms of any leases, licence, franchise, grant or permit or by any statutory provision, to terminate any such leases, licence, franchise, grant, permit or authorization or to require annual or other periodic payments as a condition of the continuance thereof;

(c)	rights of general application reserved to or vested in any Governmental Authority to levy taxes on Petroleum Substances produced from the Lands or any of them or the revenue therefrom;

(d)

requirements imposed under the Regulations concerning rates of production from operations in respect of any of the Assets and which are generally applicable to the oil and gas industry including any order or directive of a Governmental Authority, whether before or after the Effective Date, to limit or shut-in production from the Assets;

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(e)

the terms and conditions of production sales contracts, transportation agreements, processing obligations, and all other agreements (if any) for the sale, transportation or processing of Petroleum Substances produced from the Lands that are terminable upon 30 days notice or less, and which are disclosed on Schedule “D”;

(f)

the terms and conditions of the Title Documents, provided that they would otherwise qualify as a Permitted Encumbrance pursuant to another subclause of this definition or are disclosed in any Schedule hereto;

(g)	the overriding royalties, net profits interests or other encumbrances or interests applicable to the Petroleum and Natural Gas Rights set forth on Schedule “A”;

(h)	any existing potential alteration of Vendor's interest in the Assets because of payout conversion or farmin, farmout or other such agreements and which are disclosed on Schedule “A”;

(i)	Rights of First Refusal which are disclosed on Schedule “A”;

(j)

any penalty or forfeiture that applies to the Assets at the Effective Date because of Vendor's election not to participate in a particular operation and which is disclosed on Schedule “A” or Schedule “D”;

(k)

liens or security incurred, created or granted in the ordinary course of business or imposed by Regulations, to a public utility or Governmental Authority in connection with the Assets or operations thereon for the payment of taxes, assessments and governmental charges which are not due at Closing, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(l)

liens (including processors', operators' and similar liens) incurred or created in the ordinary course of business as security in favour of the Person conducting the development or operation of the Assets for Vendor's proportionate share of the costs and expenses of such development or operation which are not due at Closing, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(m)

mechanics', builders' or materialman's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due at Closing, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(n)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Assets or interests therein;

(o)

any security held by, or granted by, through or under a Third Party in respect of or encumbering that Third Party's interest at the Closing Date in and to the Assets or any part or portion thereof; and

(p)	the terms and conditions of any trust or silent partner obligations set forth on Schedule “A”.

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(xxiii)

“Person” means an individual, a partnership, a corporation, a trust, an unincorporated organization, a union, a join venture, a Governmental Authority and the heirs, executors, administrators or other legal representatives thereof.

(xxiv)	“Petroleum and Natural Gas Rights” means all rights to and in respect of the Title Documents insofar as the Title Documents pertain to:

(a)	the Lands described in Schedule “A” in respect of any Title Document;

(b)	the Petroleum Substances described in Schedule “A” in respect of any Title Document; and

(c)	the zones and formations described in Schedule “A” in respect of any Title Document.

(xxv)

“Petroleum Substances” means petroleum, natural gas, sulphur and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Title Documents, insofar only as they pertain to the Lands.

(xxvi)	“Proprietary Seismic” means the entire proprietary interest of Vendor in and to the seismic lines set out on Schedule “C” that are owned in their entirety, legally and beneficially, by the Vendor.

(xxvii)

“Purchase Agreement Default” means any material misrepresentation or breach of warranty made by a Party, or the failure of a Party to perform or observe in any material respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith.

(xxviii)	“Purchase Price” means the amount payable by the Purchaser to the Vendor pursuant to Clause 2.01.

(xxix)

“Regulations” means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets or the Parties.

(xxx)

“Rights of First Refusal” means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase all or a portion of the Assets as a consequence of the Parties entering into this Agreement or the transaction to be effected by this Agreement.

(xxxi)	“Tanager Shares” means common shares in the capital of the Vendor;

(xxxii)

“Tangibles” means the entire legal and beneficial right, title and interest of Vendor in and to all tangible depreciable property used or intended for use in connection with production, gathering, storage, processing, transmission, measurement, treatment or other operations respecting the Lands or lands pooled or unitized therewith including, without limitation, the Wells, Well equipment, oil batteries, wellheads, pipelines, pipeline connections, meters, motors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers, communication equipment, and safety and environmental protection equipment, if any, relating to a Well.

(xxxiii)	“Third Party” means any Person other than the Parties, to the extent of their roles in this Agreement as Vendor and Purchaser.

(xxxiv)

“Title Documents” means the unit agreements, leases, licenses, permits and other documents of title set forth and described in Schedule “A”, by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution thereof.

(xxxv)

“Well” means all well(s) (including all associated well events) which have been, are or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation producing, shut-in, suspended, abandoned, water source, water disposal and water injection wells and the wells set out in Schedule “B”.

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1.3	The following Schedules are attached to and made a part of this Agreement:

Schedule “A” – Property Report

Schedule “B” - Wells

Schedule “C” - Proprietary Seismic Data

Schedule “D” - Disclosure Statement

1.4	The headings in this Agreement are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.5

Whenever the singular or masculine or neuter is used in this Agreement or in Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.6	All references to dollars, currency or “$” shall refer to Canadian dollars.

1.7

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or other Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of the Title Document or the Regulations, the term or condition of such Title Document or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.8

Where a representation or warranty in this Agreement is made on the basis of the knowledge or awareness of the Vendor, such knowledge or awareness consists only of the actual knowledge or awareness, without inquiry, of the officers of the Vendor who are primarily responsible for the matters in question and does not include knowledge or awareness of any other Person or Persons.

2.1	SALE, BUY BACK AND OPERATOR

2.2

The Vendor hereby sells, assigns, transfers, conveys and sets over unto the Purchaser, and the Purchaser hereby purchases and accepts from the Vendor, the Vendors’ entire right, title, estate and interest (whether absolute or contingent, legal or beneficial) in and to the Assets, subject to the conditions of and upon the terms of this Agreement.

2.3

The Purchase Price shall be four hundred thousand (CDN$400,000) Canadian Dollars, inclusive of GST, payable by the Purchaser as follows: (i) as to $340,000, by payment of such amount to the Vendor via wire transfer on the Closing Date; and (ii) as to the balance, by payment of such amount to the Vendor via wire transfer on or before November 30th, 2014. Notwithstanding Viking Investments Group, Inc. (“Viking”) is entering into this Agreement on behalf of a corporation to be incorporated, Viking hereby guarantees the performance of the Purchaser’s payment obligation to the Vendor pursuant to this Section 2.02.

2.4	The Purchase Price shall be allocated among the Assets and paid to the Vendor as follows:

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To Petroleum and Natural Gas Rights (80%):	$360,000
Tangibles (10% less $1.00)	$39,999
To Miscellaneous Interests:	$1
Total Amount Payable to Vendor:	$400,000

The Vendor agrees that the Purchase Price shall be used solely in connection with the activation and operation of the Wells.

The Parties agree that the value of the interest of Vendor in and to the Tangibles and in and to the Miscellaneous Interests is thirty-nine thousand nine-hundred ninety-nine ($39,999) Dollars and One ($1.00) Dollar, respectively. At Closing, Vendor shall be solely responsible for all sales taxes, transfer taxes, fees, charges, levies or similar assessments which may be imposed by any Governmental Authority and pertaining to the sale of the Assets or to the circulation and registration of the Conveyance Documents and shall remit any such amounts to the applicable Governmental Authority according to Regulation. Accordingly, after Closing, Vendor shall be responsible for, and shall indemnify and save Purchaser harmless in respect of all such GST, other taxes, transfer taxes, fees, charges, levies or similar assessments imposed by any Governmental Authorities in respect of the transactions contemplated by this Agreement, including any interest and penalties levied or imposed in connection therewith, which are in excess of the amounts collected by Vendor from Purchaser in this regard at Closing.

2.5

The Vendor shall provide at Closing any and all Conveyance Documents or other further assurances as the Purchaser may reasonably require in order to acquire the Vendor’s interest in the Assets. The Vendor shall not be required to have such documents signed by Third Parties at or before the Closing Date but shall cooperate with the Purchaser as reasonably required to secure execution of such documents by such Third Parties thereafter.

2.6	The parties agree that the Vendor will be the operator of the Assets and in that regard, the parties will enter into an Operating Agreement pursuant to the applicable CAPL Operating Procedure.

3.1	ADJUSTMENTS

3.2

The Vendor and the Purchaser shall adjust and apportion benefits and obligations of every kind and nature accruing, payable, paid, receivable or received with respect to the Assets, as of the Effective Date, in accordance with generally accepted accounting principles. All such benefits and obligations accruing up to and including the Effective Date shall be for the Vendor's account and all those accruing after the Effective Date shall be for the Purchaser's account. A final statement of adjustments will be provided by the Vendor within 90 days of the Closing Date and payment of any amounts due or receivable within 30 days of providing such statement.

4.1	REPRESENTATIONS AND WARRANTIES

4.2

The Purchaser acknowledges that, except as provided herein, it is purchasing the Vendor's interest in and to the Assets on an “as is, where is” basis, without representation and warranty and without reliance on any information provided to or on behalf of the Purchaser by the Vendor or any Third Party, whether verbal or in writing, except that and subject in all instances to Permitted Encumbrances, and as disclosed in Schedule “D”, and that the Vendor makes only the following representations and warranties to the Purchaser:

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(i)	It is a corporation, duly organized, valid, subsisting and registered under the laws of the Province of Alberta and is authorized to carry on business in the jurisdiction where the Lands are located;

(ii)	It has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

(iii)

The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(a)	any term or provision of its constating or other governing documents;

(b)	any agreement, instrument, permit or authority to which it is a party or by which it is bound; or

(c)	the Regulations or any judicial order, award, judgment or decree applicable to it or the Assets;

(iv)

It has taken all actions necessary to authorize the execution and delivery of this Agreement. This Agreement has been validly executed and delivered, and this Agreement and all other documents executed and delivered on its behalf hereunder shall constitute valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(a)	bankruptcy, insolvency, fraudulent preference, fraudulent transfer, moratorium, reorganization or other laws affecting creditor’s rights generally; and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(v)	The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(vi)

The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees, if any, incurred by the Vendor with respect to the transactions herein;

(vii)

There are no unsatisfied judgments or Claims outstanding, or to the knowledge of the Vendor threatened, against or with respect to the Assets or the interest of the Vendor therein, and the Vendor is not aware of any particular circumstance which the Vendor reasonably believes will give rise to such a Claim;

(viii)	The Vendor has no knowledge of any default or notice of default with respect to the Assets which have not been remedied;

(ix)	None of the interests in the Assets are subject to any Rights of First Refusal;

(x)	Although it does not warrant title to the Assets, Vendor represents and warrants that except for the Permitted Encumbrances:

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(a)

at the Closing Date, it will not have assigned, mortgaged, charged, granted a security interest, or in any way alienated or encumbered all or any portion of its interest in the Assets, and the Assets will be free and clear of all liens, encumbrances, mortgages, charges, security interests and adverse claims created by through or under Vendor, except in either case where Vendor has delivered to Purchaser a registrable discharge or “no interest letter” prior to or at Closing;

(b)	there are no take-or-pay obligations applicable to the Assets for which Purchaser will have any responsibility; and

(c)

none of the Petroleum and Natural Gas Rights are subject to reduction or conversion to an interest of any other size or nature by reference to payout of any Well or otherwise except as noted in Schedule “A”;

(xi)

The Petroleum and Natural Gas Rights are not subject to any gas balancing agreements or any agreements for the sale of Petroleum Substances which the Purchaser is required to assume which are not terminable on thirty (30) days’ notice or less (without an early termination penalty or other cost);

(xii)

To the knowledge of the Vendor, it has not withheld from the Purchaser any document which would affect the title of the Vendor to the Assets, including, without limitation, any document relating to liens, charges, encumbrances, securities and adverse claims;

(xiii)	With respect to those Assets for which Vendor is operator, the Vendor will continue to operate the Assets and Wells in accordance with good oilfield practice until the Effective Date;

(xiv)	To the knowledge of the Vendor, the Assets have been operated in accordance with Regulations presently in effect which apply to the environment;

(xv)

To the knowledge of the Vendor, there are no AFE’s pursuant to which expenditures are to be made, or thereafter may become due in respect of the Assets or operations in respect thereof, other than as specifically disclosed in Schedule “D”, or those to which the Purchaser has given its written consent; and

(xvi)	To the Vendor’s knowledge, it has not received any notice or orders from any Governmental Authority in respect of:

(a)	any environmental matter relating to the Assets; or

(b)	any Environmental Liabilities; that has not been complied with in all material respects.

4.3	The Purchaser represents and warrants to the Vendor that:

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(i)	It is a corporation, duly organized, valid, subsisting and registered under the laws of the State of Nevada and is authorized to carry on business in the jurisdiction where the Lands are located;

(ii)	It has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents, and to perform the obligations to which it thereby becomes subject;

(iii)

The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(a)	any term or provision of the constating or other governing documents of the Purchaser; or

(b)	the Regulations or any judicial order, award, judgment or decree applicable to the Purchaser;

(iv)

It has taken all actions necessary to authorize the execution and delivery of this Agreement. This Agreement has been validly executed and delivered, and this Agreement and all other documents executed and delivered on its behalf hereunder shall constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(a)	bankruptcy, insolvency, fraudulent preference, fraudulent transfer, moratorium, reorganization or other laws affecting creditor’s rights generally; and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(v)

The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the transactions herein for which the Vendor shall have any responsibility; and

4.

4 Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clause 4.01 or 4.02, as the case may be. The representations and warranties of both the Vendor and the Purchaser shall continue to be in full force and effect and shall survive the Closing Date for a period of one year for the benefit of the Party for which such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

5.1	LIABILITY AND INDEMNIFICATION

5.2	The Purchaser shall:

(i)	be liable to the Vendor and its Additional Indemnitees for all Losses whatsoever which any one or more of them may suffer, sustain, pay or incur; and

(ii)

indemnify and save harmless the Vendor and its Additional Indemnitees from and against all Claims and Losses whatsoever which may be brought against or suffered by any one or more of them or which any one or more of them may sustain, pay or incur, as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by Purchaser. Viking hereby guarantees the performance of the Purchaser’s obligations under this section 5.01.

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5.3	Subject to Clause 5.01, the Vendor shall:

(i)	be liable to the Purchaser and its Additional Indemnitees for all Losses whatsoever which any one or more of them may suffer, sustain, pay or incur; and

(ii)

indemnify and save harmless the Purchaser and its Additional Indemnitees from and against all Claims and Losses whatsoever which may be brought against or suffered by any one or more of them or which any one or more of them they may sustain, pay or incur, as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by Vendor.

5.4

Purchaser and its Additional Indemnitees shall have no remedy or cause of action for a Purchase Agreement Default by Vendor in respect of any act, omission, circumstance or other matter actually known to any of the Purchaser, its Additional Indemnitees, its Affiliates or their respective directors, officers, servants, agents or employees as at the Closing Date.

5.5

Any claim or cause of action based on, arising out of or relating in any way to any of the transactions contemplated under this Agreement must be brought by the applicable Party in accordance with the provisions and limitations of this Agreement, whether such claim arises out of any contract, tort or otherwise. For greater certainty, each of the Parties acknowledge that after Closing, the remedies set forth in the indemnity provisions of this Agreement are the sole and exclusive remedies of the Parties with respect to the transactions contemplated by this Agreement.

6.1	POST CLOSING OBLIGATIONS

6.2	After Closing, until the Purchaser becomes the recognized holder of the Assets in the place of the Vendor, the Vendor shall, to the extent that the Purchaser is not recognized:

(i)	in a timely manner deliver to the Purchaser all third party notices and communications received by the Vendor for the Assets;

(ii)	in a timely manner deliver to third parties all notices and communications as the Purchaser may reasonably request and all monies and other items the Purchaser reasonably provides for the Assets;

(iii)

as agent of the Purchaser, do and perform all acts and things, and execute and deliver all agreements, notices and other documents and instruments, that the Purchaser reasonably requests for the purpose of facilitating the exercise of rights incidental to the ownership of the Assets; and

(iv)	not initiate any operation in respect of the Assets.

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6.3

After Closing, the Vendor may retain or subsequently obtain from the Purchaser copies of any of the documents comprised in Miscellaneous Interests that it considers necessary to enable it to comply with any Regulations or the requirements of any authority or to conduct audits relating to the period prior to the Effective Date.

7.1	NOTICES

7.2

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(i)

personally, by delivering the notice to the Party on which it is to be served at that Party’s address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta. If a notice is not delivered on such a day or is delivered after the addressee’s normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee’s first business day next following the time of the delivery; or

(ii)

by facsimile (“fax”) or e-mail directed to the Party on which it is to be served at the Party’s address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours; or

(iii)

by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the Party on which it is to be served at the Party’s address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays in Alberta) following the mailing thereof. However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

7.3	The address for service of notices hereunder of each of the Parties shall be as follows:

VENDOR:	PURCHASER:
Tanager Energy Inc.	Viking Investments Group, Inc.
3056 - 40 Ave S	1330 Avenue of the Americas, Suite 23A
Lethbridge, AB T1K 6Z9	New York, NY 10019
Fax:	(646) 356 7034
E-Mail:john@tanagerenergy.com	E-Mail: tsimeo@vikinginvestments.com jdoris@vikinginvestments.com
Attention: President	Attention: President

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of the Agreement.

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8.1	GENERAL

8.2

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement.

8.3

This Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the applicable laws of Canada. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

8.3

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon the Party unless the waiver is expressed in writing under the authority of the Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

8.4

This Agreement may be executed and delivered in separate counterparts and delivered by one Party to the other by facsimile or .pdf, each of which when so executed and delivered shall be deemed an original and all such executed counterparts shall together constitute one and the same agreement. If this Agreement is delivered by facsimile or pdf, the Party so delivering this Agreement shall within a reasonable time after such delivery deliver an original executed copy to the other.

8.5	Time shall be of the essence in this Agreement.

8.6	This Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

8.7	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.8	This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably or arbitrarily withheld.

8.9

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party. This Agreement supersedes all other agreements , documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

Tanager Energy Inc.	Viking Investments Group, Inc.

Per: /s/ John Squarek	Per: /s/ Tom Simeo
Authorized Signatory	Authorized Signatory
President & CEO	Chairman

This is the execution page to that certain Purchase and Sale, Petroleum and Natural Gas Conveyance Agreement dated October 31st, 2014 between Tanager Energy Inc. as Vendor and Viking Investments Group, Inc., on behalf of a corporation to be incorporated, as Purchaser

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SCHEDULE “A”

Attached to and made a part of a Purchase and Sale, Petroleum and Natural Gas Conveyance Agreement dated November 3, 2014 between Tanager Energy Inc. and Viking Investments Group, Inc. on behalf of a corporation to be incorporated

Title Document	Lands	Vendor’s Interest	Encumbrances
Cr. P&NG Lease 0485040076	Twp. 39, Rge. 26 W4M: N&SE 22 PNG in the Leduc	50%	Cr. S/S LOR 3% GOR payable to Conserve Oil Corporation 2% GOR (payable until $150,000 received; then GOR is cancelled); payable to Conserve Oil Corporation
Fr. P&NG Lease dated April 1, 2014 Lessor: Lorraine Alice Hanson, as Life Estate Interest Holder and Shelley Rue, Sharon Krushel, Harlan Hanson and Terry Hydomako, as Remaindermen (as to each a 1/16 interest)	Twp. 39, Rge. 26 W4M: SE 27 All PNG	50%	FH 12.5% LOR 2% GOR payable to 1271632 Alberta Ltd.
Fr. P&NG Lease dated May 1, 2014 Lessor: Marie Patricia Hanson-Kentwell (as to a 1/12 interest)	Twp. 39, Rge. 26 W4M: SE 27 All PNG	50%	FH 12.5% LOR 2% GOR payable to 1271632 Alberta Ltd.
Fr. P&NG Lease dated May 1, 2014 Lessor: Barbara Ellen Hanson (as to a 1/12 interest)	Twp. 39, Rge. 26 W4M: SE 27 All PNG	50%	FH 12.5% LOR 2% GOR payable to 1271632 Alberta Ltd.
Fr. P&NG Lease dated May 1, 2014 Lessor: Howard Jean Hanson Jr. (as to a 1/12 interest)	Twp. 39, Rge. 26 W4M: SE 27 All PNG	50%	FH 12.5% LOR 2% GOR payable to 1271632 Alberta Ltd.
Fr. P&NG Lease dated May 1, 2014 Lessor: Juanita Westwood et al (as to a 1/4 interest)	Twp. 39, Rge. 26 W4M: SE 27 All PNG	50%	FH 12.5% LOR 2% GOR payable to 1271632 Alberta Ltd.
Fr. P&NG Lease dated May 1, 2014 Lessor: Louwayne Jeanette Hanson (as to a 1/4 interest)	Twp. 39, Rge. 26 W4M: SE 27 All PNG	50%	FH 12.5% LOR 2% GOR payable to 1271632 Alberta Ltd.

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SCHEDULE “B”

Attached to and made a part of a Purchase and Sale, Petroleum and Natural Gas Conveyance Agreement dated November 3, 2014 between Tanager Energy Inc. and Viking Investments Group, Inc. on behalf of a corporation to be incorporated

Wells

100/07-22-039-26W4/2	Oil	Horizontal	LDUC
100/10-22-039-26W4/0	Oil	Vertical	LDUC
102/10-22-039-26W4/0	Oil	Dir/Dev	LDUC
100/14-22-039-26W4/2	Oil	Horizontal	LDUC
100/15-22-039-26W4/0	Oil	Horizontal	LDUC
1D0/15-22-039-26W4/0	Oil	Vertical	LDUC
102/1-27-039-26W4/3	Oil	Vertical	LDUC

Water
100/02-27-039-26W4/0	Injection	Dir/Dev	LDUC

Only the well license pertaining to the well 1D0/15-22-039-26 W4M (licence W0134941) has been transferred to the Vendor from COGI Limited Partnership. The remainder of the Wells remain in the name of the current operator and are subject to the Contract Wells/Facilities Operating Agreement until the Vendor can take assignment of all Wells and facilities. The Vendor has until December 31, 2014 to accept transfer of the all the Wells and facility licences from COGI Limited Partnership or it is required to pay a penalty fee of $150,000.00 to COGI Limited Partnership.

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SCHEDULE “C”

Attached to and made a part of a Purchase and Sale, Petroleum and Natural Gas Conveyance Agreement dated November 3, 2014 between Tanager Energy Inc. and Viking Investments Group, Inc. on behalf of a corporation to be incorporated

Proprietary Seismic Data

N/A

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SCHEDULE “D”

Attached to and made a part of a Purchase and Sale, Petroleum and Natural Gas Conveyance Agreement dated November 3, 2014 between Tanager Energy Inc. and Viking Investments Group, Inc. on behalf of a corporation to be incorporated

Disclosure Schedule

Purchaser acknowledges that the wells are or may be subject to surface casing vent flows.

A Section 18 Notice has been issued respecting P&NG Lease 0485040076 and COGI Limited Partnership is responsible for submission of any continuation requests to Alberta Energy prior to June 18, 2015.

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